Exhibit 10.10

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (the “Agreement”) was signed by the following two Parties on February 24, 2021 in Shanghai, the People’s Republic of China (“China”, for the purpose of this Agreement, does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region of the People’s Republic of China).

Party A: Shanghai Hamao Commerce Consult Co., Ltd.

Address: Floor 1, Building 1, No. 251 of Yaohua Road, China (Shanghai) Pilot Free Trade Zone

Party B: Zhengzhou Habai Network Technology Co., Ltd.

Address: Room 1403, Building 8, Zone C, Shenglong International, Daxue Road, Erqi District, Zhengzhou City, Henan Province, China

(In the following paragraphs, Party A and Party B are individually referred to as the “Party” and collectively referred to as the “Parties”.)

In view of the fact that:

(1) Party A is a wholly foreign-owned enterprise officially established and effectively existing in China in accordance with Chinese laws, and has the necessary resources and qualifications to provide technical and consulting services;

(2) Party B is a domestic-funded company officially established and effectively existing in China in accordance with Chinese laws. Party B is engaged in the research and development of low-carbon products and IoT application technology; technology research and development, application and management of public bicycle rental systems, etc. (All business activities currently operated and developed by Party B and at any time during the validity period of this Agreement are collectively referred to as the “Main Business”);

(3) Party A agrees that during the term of this Agreement, Party A will use its technology, personnel and information advantages to provide Party B with exclusive technical support, consulting and other services related to the Main Business according to the practical needs of Party B. Party B also agrees to accept various services provided by Party A or its designated parties in accordance with the terms of this Agreement.

Party A and Party B reached the following agreement after consensus:

Article 1: Service Provision

1.1 In accordance with the terms and conditions of this Agreement, Party B hereby engages Party A as the exclusive service provider of Party B during the term of this Agreement. Party A needs to provide Party B with comprehensive exclusive technical support, consulting services and other services, including but not limited to:

(1) Allow Party B to use relevant technology and software with legal rights owned by Party A;

(2) Responsible for the development, maintenance and update of relevant application software required by Party B to carry out its Main Business;

(3) Design, installation, daily management, maintenance and update of computer network system, hardware equipment and database;

(4) Provide technical support and professional training for relevant personnel of Party B;

(5) Assist Party B in consulting, collecting and researching relevant technical and market information (excluding market surveys prohibited by Chinese laws for wholly foreign-owned enterprises);

(6) Provide enterprise management consulting for Party B;

(7) Provide marketing and promotion services for Party B;

(8) Provide customer order management and customer service for Party B;

(9) Responsible for the rental of equipment and assets; and

(10) Other related services provided from time to time in accordance with the requirements of Party B, as permitted by Chinese laws.

1.2 The Parties agree that Party A shall provide exclusive services to Party B within the term of this Agreement. Party B further agrees, unless Party A agrees in writing in advance, within the term of this Agreement, regarding the services or other matters agreed in this Agreement, Party B shall not directly or indirectly obtain any service the same as or similar to this Agreement from any third party, and shall not establish any similar cooperative relationship or sign any agreement with any third party on the matters mentioned in this Agreement. Both Parties agree that Party A can designate other Parties (the designated party can sign certain agreements described in Article 1.3 of this Agreement with Party B) to provide Party B with the services agreed in this Agreement.

1.3 Means of service provision

1.3.1 Party A and Party B agree that, during the validity period of this Agreement, the specific content, methods, personnel, charges, etc. of each service shall be determined by Party A or other parties designated by Party A.

1.3.2 Party A and Party B agree that the services provided by Party A are limited to their approved business scope. If Party B requires Party A to provide services beyond its business scope, Party A shall expand its business scope in accordance with relevant laws and regulations and obtain corresponding licenses to facilitate the provision of services.

1.3.3 In order to better perform this Agreement, both Parties agree that according to the actual situation, during the validity period of this Agreement, Party B will sign a lease agreement for equipment and assets with Party A or other parties designated by Party A at any time according to business progress, and Party A will lease the relevant equipment and assets to Party B for use.

1.3.4 Party B hereby grants Party A an irrevocable exclusive right to purchase. According to this purchase right, within the scope permitted by Chinese laws and Regulations, Party A can choose to purchase any part or all of the assets and business from Party B at the lowest price permitted by Chinese laws. At that time, the two Parties will sign a separate asset or business transfer contract, which shall agree on the terms and conditions of the asset transfer.

Article 2: Service Price and Payment Means

2.1 During the validity period of this Agreement, the fees that Party B should pay to Party A shall be calculated and paid as follows:

2.1.1 For the services provided by Party A to Party B, Party B shall pay Party A a service fee in accordance with the year or another period (hereinafter referred to as the “Period”) separately agreed by both Parties. Party A may issue to Party B a service fee confirmation letter and/or bill for the previous year or Period within thirty (30) days from the beginning of each year or Period, and need to indicate the amount of service fee payable for each service year or Period. Party B shall pay the service fee to the bank account designated by Party A within thirty (30) days after receiving such notice. A copy of the remittance voucher shall be faxed or mailed to Party A within ten (10) days after the payment is remitted. The service fee paid by Party B each year or during the Period consists of management fees and service provision fees. The amount of the service fee is equivalent to the balance of the total income of Party B after deducting costs, taxes, and other expenses reserved or withdrawn in accordance with the requirements of laws and regulations. The specifics shall be determined by Party A at its sole discretion with reference to the following factors:

(1) The complexity and technical difficulty of consulting and services;

(2) The position of Party A’s employees and the time required to provide such consulting and services;

(3) The specific content and commercial value of consulting and services;

(4) The market reference prices for the same types of consulting and services;

(5) The specific business situation of Party B.

In addition, Party A has the right to adjust the amount at its sole discretion without obtaining the consent of Party B.

2.1.2 If Party A transfers or authorizes technology to Party B, or is entrusted by Party B to develop software or other technologies, or leases equipment or assets to Party B, the technology transfer, license fee, commissioned development fee or rent shall be determined by the two Parties based on the actual situation and/or specified in the relevant contract separately signed by the two Parties.

2.1.3 If Party A believes that the service fee determination mechanism agreed in this Agreement is not applicable due to some reason and needs to make adjustments, Party B shall actively and sincerely negotiate with Party A to determine the new charging standard or mechanism within ten (10) days from the date when Party A submits a written request for fee adjustment. If Party B fails to reply within ten (10) days after receiving the above adjustment notice, it shall be deemed to have defaulted to the adjustment of such service fees. If requested by Party B, Party A shall also negotiate with Party B to adjust the service fee.

2.1.4 In addition to the aforementioned service fees and technology transfer fees, license fees, commissioned development fees or rent, Party B shall bear all reasonable expenses, prepayments and cash expenses of Party A incurred or related to the service provided by Party A. If such expenses are paid by Party A in advance, Party B shall reimburse Party A for all such expenses.

2.2 If Party B fails to pay service fees and other fees in accordance with the provisions of this Agreement, Party B shall pay Party A an additional three-ten thousandths of the daily liquidated damages for the arrears, unless Party A agrees an exemption.

2.3 Party A has the right to appoint its employees or its certified public accountants in China or other countries (referred to as the “Authorized Representative of Party A”) to verify Party B’s accounts at any time, so as to be able to review the calculation method and amount of the corresponding service fees. To this end, Party B is required to provide the Authorized Representative of Party A with the documents, accounts, records, data, etc. required by the Authorized Representative of Party A, so that the Authorized Representative of Party A can audit Party B’s accounts and determine the specific amount of service fees.

2.4 Unless otherwise agreed by the Parties, the service fee paid by Party B to Party A under this Agreement shall not be deducted or offset (such as bank handling fees, etc.). In addition, while paying the service fee, Party B shall also pay to Party A the actual expenses it has incurred for the provision of services under this Agreement, including but not limited to various travel expenses, transportation expenses, printing fees and postage, etc..

Article 3: Intellectual Property and Confidential Agreement

3.1 To the extent not prohibited by law, Party A enjoys exclusive, exclusive and complete ownership, rights and interests to any and all Intellectual Property rights generated or created in the course of performing this Agreement or in the course of operating business within the term of this Agreement (regardless of whether such intellectual property rights are developed directly by Party A or developed by Party B based on Party A’s intellectual property rights or services provided). Party B shall sign all appropriate documents, take all appropriate actions, submit all documents and/or applications, provide all appropriate assistance, and make all other actions deemed necessary based on Party A’s own decision, so as to give Party A any ownership and rights of such intellectual property rights, and/or improve the protection of such intellectual property rights of Party A. If any intellectual property rights or related rights or interests are deemed to be Party B (the “Contribution Rights of Party B”), registered in the name of Party B, or otherwise vested in Party B for any reason, that after any and all such intellectual property rights and/or related rights and interests are generated, Party B shall, and hereby irrevocably and unconditionally transfer and assign such intellectual property rights and/or related rights and interests to Party A. If such transfer of rights requires additional considerations in accordance with the law, the transfer fee will be the lowest price allowed by the Chinese laws in effect when the intellectual property and/or related rights and interests are acquired.

3.2 Party B guarantees to Party A that it will compensate Party A for any and all economic losses caused to Party A if Party B infringes on the intellectual property rights of any other party (including copyrights, trademark rights, patent rights, know-how, etc.).

3.3 Both Parties acknowledge and confirm that any oral or written information related to this Agreement, the content of this Agreement, and any oral or written information exchanged mutually in preparation or performance of this Agreement shall be regarded as Confidential Information. Both Parties shall keep all such information confidential. Without the written consent of the other Party, neither Party shall disclose any Confidential Information to any third party, but the following information is not included: (a) any information that the public know or will know (not disclosed to the public by one of the Parties receiving the Confidential Information); (b) any information required to be disclosed in accordance with applicable laws and regulations, stock trading rules, or orders from government departments or courts; or (c) any information required by any party to disclose to its shareholders, directors, employees, legal or financial advisors related to the transactions described in this Agreement, and such shareholders, directors, employees, legal or financial advisors shall also comply with similar provisions of the responsibility of confidentiality as agreed. Any leaks by shareholders, directors, employees or hiring agencies of any Party shall be deemed as leaks by that party. In this case, the Party who disclosed the information shall be liable for breach of contract in accordance with this Agreement.

Article 4: Statement and Guarantee

4.1 Party A makes the following statements, guarantees and promises:

4.1.1 Party A is a wholly foreign-owned enterprise legally established and effectively existing in accordance with Chinese laws;

4.1.2 Party A has taken necessary corporate actions, obtained necessary powers and authorizations, and gotten the consent and approval of third parties and government departments (if necessary), thus being able to sign and deliver this Agreement and perform the responsibilities and obligations under this Agreement;

4.1.3 Any act of Party A in signing, delivering and fulfilling this Agreement will not cause it to violate any laws, regulations, authorizations, binding agreements on it, or other clear provisions; and

4.1.4 Party A acknowledges that the signing of this Agreement constitutes a legal document that is legal, effective, and binding and enforces its obligations in accordance with the terms of this Agreement.

4.2 Party B makes the following statements, guarantees and promises:

4.2.1 Party B is a domestic company legally established and validly existing in accordance with Chinese laws. Party B has obtained and will maintain all government approvals, reviews, permits, qualifications and licenses required to engage in the Main Business, and Party B guarantees that such approvals, reviews, permits, qualifications and licenses will continue to be valid and legal during the entire validity period of this Agreement and other related contracts. Party B can provide copies of all the aforementioned qualification certificates;

4.2.2 Party B has taken necessary corporate actions, obtained necessary powers and authorizations, and gotten the consent and approval of third parties and government departments (if necessary), thus being able to sign and deliver this Agreement and perform the responsibilities and obligations under this Agreement;

4.2.3 Any act of Party B in signing, delivering and fulfilling this Agreement will not cause it to violate any laws, regulations, authorizations, binding agreements on it, or other clear provisions;

4.2.4 Party B acknowledges that the signing of this Agreement constitutes a legal document that is legal, effective, and binding and enforces its obligations in accordance with the terms of this Agreement;

4.2.5 Party B will pay Party A service fees on time in accordance with this Agreement or other relevant contracts;

4.2.6 Upon the request of Party A, Party B shall provide Party A with relevant information and documents, and arrange a special person to assist Party A in conducting on-site investigations of Party B;

4.2.7 If necessary, Party B shall provide necessary working facilities and conditions to the special person arranged by Party A, and bear the corresponding expenses and costs;

4.2.8 Party B will do business in an effective, prudent and legal manner, and Party B will update its relevant approvals, reviews and permits in accordance with relevant laws and regulations, thus ensuring to maintain the validity of relevant approvals, reviews and permits;

4.2.9 In order to maintain the ownership of Party B to all of its assets, Party B shall sign all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints, or make necessary and appropriate defenses to all claims for rights;

4.2.10 Party B shall provide Party A with all technologies or other materials deemed necessary by Party A, and provide Party A with all necessary places and facilities required to perform this Agreement;

4.2.11 Party B shall promptly inform Party A of situations that have or may have a significant adverse impact on the business of Party B, and shall try its best to prevent from having such situations and/or expanding the corresponding losses;

4.2.12 Without the written consent of Party A, Party B shall not arbitrarily dispose of the important assets of Party B in any form, or change the existing equity structure of Party B;

4.2.13 Party B promises that it will cooperate with Party A or Party A’s designated party to conduct related party transaction audits and other various audits, provide Party A, its designated parties, or its appointed auditors with relevant information and materials related to Party B’s operations, business, customers, finances, employees, etc., and Party B agrees that the designated party of Party A can disclose such information and materials to meet the regulatory requirements of the securities listing place.

Article 5: Term of Agreement

5.1 This Agreement will become effective after the following date, whichever is later: (i) the closing date (the same meaning in accordance with Closing Date as defined in the Share Purchase Agreement of HB Technologies Corporation executed among Shanghai Hamao Commerce Consult Co., Ltd. and certain other related parties, dated October 31st, 2018; or (ii) the execution date by both Parties.

5.2 If the business period of either Party expires during the term of this Agreement, that Party shall renew its business period in a timely manner so that this Agreement can continue to be effective and enforced.

5.3 After the termination of this Agreement, the rights and obligations of both Parties under Articles 3, 6, 7 and this Article 5.3 will continue to be valid.

Article 6: Applicable Law and Dispute Resolution

6.1 The conclusion, validity, interpretation, performance and settlement of disputes of this Agreement shall be governed by Chinese laws and shall be interpreted in accordance with them, but the application of its conflict of laws shall be excluded.

6.2 Any disputes (the “Disputes”) arising from the signing or performance of this Agreement or related to this Agreement shall be settled by both Parties to this Agreement through friendly negotiation. The requesting Party shall promptly notify the other Party of the Dispute and clearly state the nature of the Dispute through a notice with the date marked. Within sixty (60) days after the notification date of the Dispute, if the two Parties still can’t resolve the Dispute through negotiation, either Party may submit the matter to the people’s court of the place where the Agreement was signed for litigation. During the dispute resolution period, both Parties shall continue to perform the other clauses stipulated in this Agreement except for the disputed matters. As a property preservation or enforcement measure, if a Party in the Dispute makes a request, the court with jurisdiction has the right to make a ruling or judgment to provide interim relief measures to the disputed Party in other appropriate circumstances permitted by laws, such as making judgments or rulings on detaining or freezing the property of the breaching Party or the equity of the Company. In addition to the Chinese courts, the Hong Kong courts and Bermuda courts shall also be deemed to have jurisdiction for the purposes of this Article.

6.3 During the arbitration period, except for the rights or obligations relating to the Disputes under the arbitration, the Parties shall continue to have other rights and continue the performance of other obligations provided herein.

Article 7: Indemnity and Remedies

7.1 If Party B materially violates any agreement made under this Agreement, or fail to fully perform or stop performing its obligations under this Agreement, or make any untrue statement or guarantee, it would constitute a breach of contract. When this happens, Party A has the right to terminate this Agreement and require Party B to compensate for all its corresponding losses (including but not limited to the loss of profits of the Company, loss or interest or attorney fees paid due to Party B’s breach of contract, etc.), and enable Party A to obtain all the rights and interests that it deserves when the contract is normally performed. The Article 7.1 shall not hinder any other rights of Party A under this Agreement.

7.2 Unless otherwise stipulated by the laws, Party B has no right to terminate or rescind this Agreement under any circumstances.

7.3 Any loss, damage, liability or expense incurred by litigations, requests or other requirements against Party A arising from or caused by the services provided by Party A for Party B under this Agreement shall be compensated by Party B to Party A, so that Party A is not subject to any damage, unless the loss, damage, liability or expense was caused by the negligence or intentional misconduct of Party A.

Article 8: Force Majeure

8.1 If due to earthquakes, typhoons, floods, fires, epidemics, wars, strikes, and any other force majeure events that are unforeseen and cannot be prevented or avoided by the affected Party (hereinafter referred to as the “Force Majeure”), directly causing either party to this Agreement to be unable to perform or unable to fully perform this Agreement, the Party affected by the above-mentioned Force Majeure shall not be liable for the non-performance or partial performance. However, the affected Party must give written notice to the other Party immediately and without delay, and it must provide the other Party with details of the Force Majeure event within fifteen days after issuing the written notice, explaining the reasons for such failure, partial failure, or delay in performance.

8.2 If the Party claiming Force Majeure fails to notify the other Party and provide appropriate certification in accordance with the above provisions, it shall not be exempted from the responsibility of failing to perform its obligations under this Agreement. The Party affected by the Force Majeure shall make reasonable efforts to reduce the consequences caused by the Force Majeure and resume all relevant obligations as soon as possible after the Force Majeure is terminated. If the Party affected by the Force Majeure fails to resume the performance of the relevant obligations after the reason for the temporary exemption of performance due to the Force Majeure disappears, the Party shall be liable to the other Party accordingly.

8.3 In the event of Force Majeure, both Parties shall immediately negotiate with each other to reach a fair solution, and shall make all reasonable efforts to minimize the consequences of the Force Majeure.

Article 9: Notice

9.1 The requirements under this Agreement or all notices, requests, claims, demands and other communications, communications, etc. issued under this Agreement must be made in written form, and it should be delivered to the following address of the Party by personal delivery, internationally recognized registered mail, prepaid postage or commercial express service or fax. Each notice should also be delivered by e-mail. The date on which such notices are deemed to have been effectively served shall be determined as follows:

11.1.1 If hand delivery (including express delivery) is adopted, the date of receipt shall be the effective delivery date;

11.1.2 If prepaid registered mail is adopted, the 15th day after the date on the receipt of the registered letter shall be the effective delivery date;

11.1.3 If the notification is sent by fax, the date recorded on the fax shall prevail. However, when the fax is delivered after 5 pm or on a non-working day in the place of delivery, the next working day shown on the date record shall be regarded as the date of delivery.

9.2 The addresses for both parties to receive notifications are as follows:

Party A: Shanghai Hamao Commerce Consult Co., Ltd.

Address: 5F, Building 1, Xizi International Center, 898 Xiuwen Road, Minhang District, Shanghai, China

Receipt: Yang Jie

Tel: [REDACTED]

Party B:Zhengzhou Habai Network Technology Co., Ltd.

Address: Room 1403, Building 8, Zone C, Shenglong International, Daxue Road, Erqi District, Zhengzhou City, Henan Province, China

Receipt: Yang Jie

Tel: [REDACTED]

11.3 Either Party can send a notice to the other Party at any time in accordance with the provisions of this Article to change its address for receiving notices.

Article 10: Agreement Transfer

10.1 Party B shall not transfer its rights and obligations under this Agreement to any third party unless it has obtained the prior written consent of Party A.

10.2 Party B hereby agrees that Party A can transfer its rights and obligations under this Agreement to a third party. When such transfer occurs, Party A only needs to send a written notice to Party B, and does not need the consent of Party B for the transfer.

Article 11: Miscellaneous

11.1 If any one or more of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. If such a condition happens, both Parties should negotiate in good faith and strive to replace those invalid, illegal or unenforceable regulations with valid regulations to the maximum extent permitted by law and expectations of both Parties, and the economic effects of such effective regulations should be as similar as possible to those of invalid, illegal or unenforceable regulations.

11.2 Any rights, powers and remedies granted to both Parties by any clause of this Agreement do not exclude any other rights, powers or remedies that the Party enjoys in accordance with legal provisions and other clauses under this Agreement, and the exercise of its rights, powers and remedies by any Party does not preclude the exercise of other rights, powers and remedies enjoyed by that Party.

11.3 The failure or delay of any Party to exercise any of its rights, powers and remedies under this Agreement or the law (hereinafter referred to as the “Rights of the Party”) will not result in the waiver of such rights. In addition, the waiver of any single or partial rights does not preclude the related Party from exercising such rights in other ways and from exercising other Rights of the Party.

11.4 Both Parties can modify and supplement this Agreement in a written agreement. The amendment agreement and supplementary agreement related to this Agreement signed by both Parties will be regarded as an integral part of this Agreement and have the same legal effect as this Agreement.

11.5 This Agreement is in duplicate, with each Party holding one copy. Each copy has the same effect.

(No text below, and signature pages to follow)

In view of this, the two Parties have made their authorized representatives to sign this Exclusive Business Cooperation Agreement on the date mentioned at the beginning of the Agreement for both Parties to abide by.

Party A: Shanghai Hamao Commerce Consult Co., Ltd.

Signature:	/s/Yang Lei
Name: Yang Lei
Position: Legal Representative

Party B: Zhengzhou Habai Network Technology Co., Ltd.

Signature:	/s/Zha Songcheng
Name: Zha Songcheng
Position: Legal Representative